Exhibit 10.9

Grant Acceptance Agreement

Prudential Financial, Inc.

Executive Stock Option Program

Grant Acceptance Agreement

(for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934)

(Insert Name of Employee)

(Equity Edge Account ID#)

February 11, 2003

You have been granted Xxx options (each an “option”) to purchase Xxx shares of Prudential Financial, Inc. common stock (“shares”).

Vesting:

Xx options on February 11, 2004

Xx options on February 11, 2005

Xx options on February 11, 2006

Grant price: $XX.XX per share

Expiration: February 11, 2013

(the tenth anniversary of the grant date)

See the brochure entitled Executive Stock Option Program (“brochure”) for more information about this grant. This Agreement and the brochure are subject to the terms, conditions and restrictions contained in the Prudential Financial, Inc. Stock Option Plan (“Plan”) document. This is not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

Your eligibility for the Executive Stock Option Program, the benefits provided by this program and all other terms and conditions of the program and any grant of stock options will be determined pursuant to and are governed by the provisions of the Plan document. If there is any discrepancy between the information in this grant or in the Executive Stock Option Program brochure or if there is a conflict between information discussed by Prudential Financial, Inc. (“Prudential”) associates and the actual Plan document, the Plan document, as interpreted by the plan administrator in its sole discretion, always will govern.

Nothing contained in this grant or the Executive Stock Option Program brochure is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. Employment with Prudential is employment at will, which means that either you or Prudential may terminate the employment relationship at any time, with or without cause or notice.

These stock options are neither transferrable nor assignable.

1. Exercise Methods

Cash Exercise – lets you receive stock, after paying the grant price, applicable taxes and fees, in cash.

Sell to Cover – lets you exercise your options and receive stock after paying the grant price, applicable taxes and fees, without paying cash out of your pocket. Please refer to Section 6 for important exercise information.

2. Taxes

Prudential/your employer shall have the right to deduct and report taxes (federal, state, local or social insurance taxes) or other obligations required to be withheld by law on options from any stock or cash payments or distributions made to you. Prudential/your employer may defer issuance of shares upon the exercise of any options until such withholding is satisfied. You will be fully responsible for satisfying your tax responsibility, if any.

3. Option Term

You will have until February 11, 2013 (the tenth anniversary of the grant date) to exercise your options, unless your employment ends during the option term. See the brochure for more information on the Plan terms regarding the effect termination of employment will have on your options.

4. Value of Options

Prudential makes no representation as to the value of these options or whether you will be able to realize any profit out of them.

5. Covenant Not to Solicit

(a) Restrictions During Employment. You agree that during your employment with Prudential or any of its direct or indirect subsidiaries (the “Company Group”), you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b) Post-Employment Restrictions. You agree that for a period of one year after the termination of your employment with each member of the Company Group for any reason, you shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer.

(c) Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 5(a) and 5(b) of this Agreement. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(d) Remedies. You agree that the covenants in Subsections 5(a) and 5(b) are fair, reasonable and necessary and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these covenants is not readily ascertainable and that the covenant contained herein is a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the option evidenced by this Grant Acceptance Agreement (“Agreement”). Accordingly, you agree that, in the event that you breach any of the covenants set forth in Subsections 5(a) and 5(b), (i) all unvested and all vested and unexercised options granted to you under this Agreement shall be cancelled and (ii) you shall disgorge to Prudential Prudential Financial, Inc. Common Stock (rounded to the nearest whole share) equal in value (using the current Fair Market Value of Prudential Financial, Inc. Common Stock as defined in the Plan, on the date the letter of notification of breach is dated) to the profit that you realized from the exercise of any portion of this option occurring (x) in the case of any breach occurring while you are an employee of the Company Group, within 12 months before the date of such breach or at any time after the date of such breach or (y) in the case of a breach occurring after the termination of your employment, within 6 months before the date on which your employment with the Company Group terminates or at any time after the date of such termination of employment. For the avoidance of doubt, the profit referred to in the preceding sentence shall be equal to the sums (determined separately for each exercise of any portion of the option occurring within the applicable period established pursuant to such sentence) of (i) (A) the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of exercise, in the case of a cash exercise, or the price at which shares of Common Stock are sold, in the case of a cashless exercise, minus (B) the per share exercise price of the option, times (ii) the number of shares of Common Stock acquired upon such exercise of the option. You shall pay any such amount (in the form of Prudential Financial, Inc. Common Stock) to Prudential within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 5 has occurred. If payment is not made within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus 2 percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

6. Agreement to Retain Shares

You agree to retain ownership of 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) of Common Stock of the Company (“Shares”) acquired upon exercise of any of these options. You also agree to hold all Shares retained pursuant to the preceding sentence until the later of (i) one year following the date of acquisition of such Shares or (ii) the date that you have satisfied the share ownership guidelines set forth in the letter from Arthur Ryan dated April 4, 2002 (the “Guidelines”). Once you have satisfied the holding period set forth in the preceding sentence, you may dispose of any Shares held in excess of the Guidelines. This agreement to retain shares is applicable to this grant and for as long as you are an insider for purpose of Section 16(a) of the U.S. Securities Exchange Act of 1934.

7. Governing Law

The validity, construction and effect of this Agreement and the Plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

8. Other Terms

Your participation in the Plan is voluntary. The award of these options does not entitle you to any benefit other than that granted under the Plan.

Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, long-service awards, or in the event of severance, redundancy or resignation.

Prudential/your employer will not be responsible if you do not exercise your options.

You understand and accept that the benefits granted under the Plan are entirely at the discretion of Prudential Financial, Inc., and that Prudential Financial, Inc. may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and plans described in this agreement in whole or in part, at any time, without notice to you or your consent.

You understand that you do not have any rights as a stockholder by virtue of the grant of stock options but only with respect to shares of common stock actually issued to you in accordance with the terms hereof.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan. I have received a copy of the Executive Stock Option Program brochure as currently in effect.

(Signature)

(Print Name)	(Date)

Please return a signed copy of this Agreement by May 12, 2003, to Prudential—Stock Options, Attention: Compensation Admin. Team, P.O. Box 4450, The Woodlands, TX 77387-4450.

Code: US/GAA/B/2-03

EMPL-D1089